Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

To the Board of Directors and Shareholders of American Battery Materials, Inc.

We consent to the inclusion in the Form S-1 Registration Statement of American Battery Materials, Inc. (Amendment No. 5). of our report dated March 25, 2025, relating to our audit of the consolidated balance sheets of American Battery Materials, Inc. as of December 31, 2024 and 2023, and the related consolidated statements of operations, stockholders’ deficit, and cash flows for the years then ended, and the related notes.

We also consent to the reference to us on the cover page and under the caption “Experts” in the Registration Statement.

May 30, 2025

We have served as the Company’s auditor since 2023

Los Angeles, California

PCAOB ID Number 6580